Exhibit 99.1

Dakota Territory Resource Corp Announces First Closing of Purchase Right

Company Positioned to Advance Exploration Assets

Lead, South Dakota, October 16, 2020 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that pursuant to the purchase right agreement signed on May 26, 2020, JR Resources Corp has purchased 69,666,667 shares of Dakota Territory’s common stock for aggregate consideration of $10,450,000, $9,000,000 in cash and $1,450,000 upon conversion of the principal amount of the May 2020 promissory note. Dakota Territory will utilize the proceeds of this closing to fund the execution of our corporate business and exploration strategies, for working capital and for other corporate purposes. Additionally, the Company and JR Resources have extended the balance of the May 2020 purchase right for 4 months, which will allow JR the option to purchase up to an additional 72,900,000 shares of common stock for up to an additional $10,935,000.

Through this closing, JR Resources has acquired approximately 47% of the Company’s common stock on a fully diluted basis. In recognition of the ownership structure, Dakota Territory’s Board is being increased from 3 to 5 seats and one of the vacancies is being filled by Alex Morrison, effective October 15, 2020. Mr. Morrison is a mining executive and chartered professional accountant with over 25 years of experience in the mining industry. Mr. Morrison has held board and senior executive positions with a number of mining companies, most recently serving as a director of Detour Gold Corporation until December 2018 and as vice president and chief financial officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont, including vice president, operations services and vice president, information technology. Prior to that, Mr. Morrison was vice president and chief financial officer of NovaGold Resources Inc., vice president and controller of Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University.

Since 2012, Dakota Territory has been actively engaged in the acquisition of gold mining and exploration property located exclusively in the Homestake District that we believe to be a good fit for both the goals of our shareholders and the Black Hills Community. Over the past four months, Dakota Territory has greatly expanded its brownfields property position based on the Company’s extensive historic data sets and recently completed airborne geophysical survey.

“We are seizing this opportunity to build value for our shareholders.” said President and CEO of Dakota Territory, Jerry Aberle. “Our evolving relationship with JR Resources has paired us with the business experience and access to capital markets that will allow us to efficiently explore the Homestake District on the scale warranted our project portfolio in this market”.

About JR Resources Corp.

JR Resources Corp. is a well-funded private Nevada company founded by seasoned mining industry professionals. The Company is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Dakota Territory maintains 100% ownership of six gold properties covering approximately 12,238 acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top and Tinton Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (605) 717-2540

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.